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                                                                      EXHIBIT 12
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                      AGL Resources Inc. and Subsidiaries
                    Statement Setting Forth Computation of
                      Ratio of Earnings to Fixed Charges
                             (Dollars in millions)

                                                  Years ended September 30,
                                        -----------------------------------------------
                                         2000      1999      1998      1997      1996
                                        -----------------------------------------------

Earnings available for fixed charges:
    Net income                          $ 71.1    $ 74.4    $ 80.6    $ 76.6    $ 75.6
    Income tax expense                    37.2      39.1      38.8      46.8      47.5
    Fixed charges - see below             57.9      56.8      57.7      55.1      52.0
                                        ------    ------    ------    ------    ------
        Total                           $166.2    $170.3    $177.1    $178.5    $175.1
                                        ======    ======    ======    ======    ======

Fixed Charges:
       Interest on long-term debt       $ 46.7    $ 49.7    $ 49.7    $ 45.1    $ 42.2
       Amortization of debt expense        0.3       0.3       0.3       0.3       0.3
       Other interest                      6.9       4.0       5.1       7.5       7.3
       Interest component of rentals
        charged to income                  4.0       2.8       2.6       2.2       2.2
                                        ------    ------    ------    ------    ------
         Total fixed charges            $ 57.9    $ 56.8    $ 57.7    $ 55.1    $ 52.0
                                        ======    ======    ======    ======    ======

       Ratio of earnings to fixed
        charges                           2.87      3.00      3.07      3.24      3.37
                                        ======    ======    ======    ======    ======
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